Exhibit 12.1

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in thousands)

	Predecessor	Successor
	Period from January 1, 2011 through June 27,	Period from June 28, 2011 through December 31,	Year Ended December 31,
	2011	2011	2012	2013	2014	2015
Earnings:
Income (loss) before equity in income of unconsolidated joint ventures	$(40,193)	$159,065	$(150,409)	$(81,825)	$110,581	$197,077
Interest expense, net of amortization of premium/discount	187,205	200,625	377,070	339,044	254,380	236,709
Amortization of deferred financing fees	5,166	4,812	10,272	10,831	8,691	8,302
Distributed income of equity investees	390	152	451	409	454	512
Portion of rent expense representative of interest	206	226	445	443	416	364
Total Earnings	$152,774	$364,880	$237,829	$268,902	$374,522	$442,964

Fixed Charges:
Interest expense, net of amortization of premium/discount	187,205	200,625	377,070	339,044	254,380	236,709
Capitalized interest	254	293	1,661	4,968	4,047	2,749
Amortization of deferred financing fees	5,166	4,812	10,272	10,831	8,691	8,302
Portion of rent expense representative of interest	206	226	445	443	416	364
Total fixed charges (1)	192,831	205,956	389,448	355,286	267,534	248,124
Preferred stock dividends	—	137	296	162	150	150
Total combined fixed charges and preferred stock dividends (2)	$192,831	$206,093	$389,744	$355,448	$267,684	$248,274

Ratio of Earnings to Fixed Charges	—	1.8	—	—	1.4	1.8
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	1.8	—	—	1.4	1.8

(1)	For the period from January 1, 2011 through June 27, 2011 and the years ended December 31, 2012 and 2013 fixed charges exceeded earnings by $40,057, $151,619 and $86,384, respectively.

(2)
For the period from January 1, 2011 through June 27, 2011 and the years ended December 31, 2012 and 2013 combined fixed charges and preferred stock dividends exceeded earnings by $40,057, $151,915 and $86,546, respectively.

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(dollars in thousands)

	Predecessor	Successor
	Period from January 1, 2011 through June 27,	Period from June 28, 2011 through December 31,	Year Ended December 31,
	2011	2011	2012	2013	2014	2015
Earnings:
Income (loss) before equity in income of unconsolidated joint ventures	$(40,193)	$(128,372)	$(149,885)	$(81,819)	$110,581	$197,077
Interest expense, net of amortization of premium/discount	187,205	200,625	377,070	339,044	254,380	236,709
Amortization of deferred financing fees	5,166	4,812	10,272	10,831	8,691	8,302
Distributed income of equity investees	390	152	451	409	454	512
Portion of rent expense representative of interest	206	226	445	443	416	364
Total Earnings	$152,774	$77,443	$238,353	$268,908	$374,522	$442,964

Fixed Charges:
Interest expense, net of amortization of premium/discount	187,205	200,625	377,070	339,044	254,380	236,709
Capitalized interest	254	293	1,661	4,968	4,047	2,749
Amortization of deferred financing fees	5,166	4,812	10,272	10,831	8,691	8,302
Portion of rent expense representative of interest	206	226	445	443	416	364
Total fixed charges (1)	$192,831	$205,956	$389,448	$355,286	$267,534	$248,124

Ratio of Earnings to Fixed Charges	—	—	—	—	1.4	1.8

(1)
For the period from January 1, 2011 through June 27, 2011, the period from June 28, 2011 through December 31, 2011 and the years ended December 31, 2012 and 2013 fixed charges exceeded earnings by $40,057, $128,513, $151,095 and $86,378, respectively.